SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2016

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

1-16739	Vectren Utility Holdings, Inc.	35-2104850
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On March 30, 2016, the Indiana Utility Regulatory Commission (IURC) issued an order re-approving the majority of Vectren Energy Delivery of Indiana’s (Vectren) gas infrastructure modernization projects requested in the third update of its original seven-year plan (Plan) approved in 2014. Vectren - through its two gas utilities in the state, Vectren Energy Delivery of Indiana - North and Vectren Energy Delivery of Indiana - South, is investing more than $950 million in pipeline replacement and system integrity maintenance work to improve the safety and reliability of service provided to its 690,000 customers in Indiana. Through the March 30 order, approximately $890 million has been approved through the recovery mechanisms supporting these filings.

Every six months during the Plan period, the utility is required to provide updated details of the improvement projects included in the Plan. These filings detail projects that have been completed and projects to be completed in the coming year. These filings also include cost estimate updates. In the Plan update filed in October 2015 and approved Wednesday, Vectren proposed to include certain new projects that have emerged as a result of its ongoing risk analysis.

Specifically, one project that was excluded for recovery under the Plan is a 20-mile transmission line installation and other related investments required to support industrial customer growth and ongoing system reliability in the Lafayette, Ind., area. The IURC stated because the project was not in the original plan filed in 2013, it does not qualify for cost recovery under this law. The IURC did grant approval to move forward and pre-approved the project for rate base inclusion upon the filing of Vectren North’s next rate case.

Vectren is evaluating its options related to the IURC’s decision to not allow new projects to be included in its Plan, including an appeal of the IURC’s order on this issue. The company believes it should be expected that new projects will emerge as updated risk assessments determine that new projects, some of which were previously not identified, are required. Vectren has 30 days to appeal the order from the date on which it is issued.

In another matter, on March 23, 2016, the IURC issued an order approving Vectren’s 2016-2017 electric energy efficiency programs, which are offered to its 144,000 electric customers in southwestern Indiana. The programs approved will yield 74 million kilowatt hours of energy savings over the two-year period. The order provides for cost recovery of program and administrative needs and includes performance incentives for reaching energy savings goals.

The order also included a lost margin recovery mechanism that now limits that recovery to four years or the life of the installed energy efficiency measure (whichever is shorter). Previous electric energy efficiency orders had not called for this four-year lost margin cap. This ruling follows two other recent IURC decisions implementing the same recovery cap with respect to other electric utilities in Indiana.

Vectren is committed to continuing to promote and drive participation in its 2016-2017 energy efficiency programs and beyond and is therefore considering an appeal of this lost margin recovery restriction. The company has 30 days to appeal the order from the date of the order.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Vectren Corporation (the Company) is hereby furnishing cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries, including Vectren Utility Holdings, Inc., to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries.  These cautionary statements are attached as Exhibit 99.1.

Item 9.01.    Exhibits.

(d)  Exhibits

Exhibit Number	Description
99.1	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION VECTREN UTILITY HOLDINGS, INC.
March 31, 2016

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

The following Exhibits are furnished as part of this Report to the extent described in Item 8.01:

Exhibit Number	Description
99.1	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995